Exhibit 99.1

Workhorse Group Reports Second Quarter 2018 Results

By PR Newswire,  August 06, 2018, 04:05:00 PM EDT

CINCINNATI, Aug. 6, 2018 /PRNewswire/ -- Workhorse Group Inc. (NASDAQ:WKHS), an American technology company focused on providing sustainable and cost-effective electric mobility solutions to the transportation sector, today reported financial results for the second quarter ended June 30, 2018.

Second Quarter and Recent Operational Highlights

●	Added two additional blue-chip customers who have signed on to purchase initial launch quantities of the N-GEN platform.

●	Grew number of vehicles in backlog to more than 1,100 of which 1,051 are N-GENs.

●	Workhorse electric vehicles have now logged nearly three million miles and are deployed with customers across 19 states.

●	Announced milestone achievement. The N-GEN platform has demonstrated efficiencies improvement averaging 40MPGe for the 450 cubic foot electric van and 75MPGe for the 200 cubic foot electric van.

●	In 2018, more than 100,000 packages have been delivered by Workhorse-employed drivers and delivery associates in real-world, on-road testing of Workhorse Electric vehicles.

●	HorseFly™ truck-launched Autonomous Drone Package Delivery System began making real-life package deliveries to homes in Cincinnati area through a pilot program in collaboration with the City of Loveland and the FAA.

●	SureFly® received approval to enter the Federal Aviation Administration (FAA) Type Certification process.

●	Secured $6.1 million term loan with an existing investor, Arosa Capital Management, to satisfy repayment of Secured Notes incurred in December 2017 as well as other outstanding debt.

Management Commentary

“The second quarter represented a continuation of our plan to strategically retool our manufacturing facility in order to support the production of our next generation of delivery vehicles,” said Workhorse CEO Steve Burns. “While the process remains ongoing, we are making meaningful strides toward increasing our capacity to systematically scale our business for our future growth plans. Concurrently, we are diligently working to secure multiple sources of capital to fund our operations over the long-term.”

Second Quarter 2018 Financial Results

Sales for the second quarter of 2018 were recorded at $0.2 million, down from $0.3 million in the same period of 2017.  The decrease was primarily due to a decrease in volume of trucks sold.

Selling, general and administrative expenses increased 16% to $3.0 million from $2.6 million in the same period last year. The increase in selling, general and administrative expenses was primarily related to higher advertising expenses during the period.

Research and development expenses decreased 67% to $1.9 million from $5.8 million in the same period last year. The decrease in research and development expenses was due to the decrease in prototype expenses for the United States Postal Service (USPS) Next Generation Delivery Vehicle (NGDV) and SureFly.

Total operating expenses decreased 42% to $4.9 million from $8.4 million in the second quarter of last year. The decrease in total operating expenses was due to a decrease in prototype expenses for the both USPS NGDV and SureFly, which was offset by higher advertising expenses during the period.

Net loss was $6.9 million, compared with a net loss of $9.2 million in the same period last year. This is due primarily to a decrease in volume of trucks sold and lower level of operating expenses.

As of June 30, 2018, the company had cash, cash equivalents and short-term investments of $0.6 million compared to $4.1 million as of December 31, 2017.

Conference Call

Workhorse management will hold a conference call today (August 6, 2018) at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results.

Workhorse management will host the presentation, followed by a question and answer period.

U.S. dial-in: 877-407-8289
International dial-in: 201-689-8341

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investor Relations section of Workhorse’s website.

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A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through August 13, 2018.

Toll-free replay number: 877-660-6853
International replay number: 201-612-7415
Replay ID: 13682345

About Workhorse Group Inc.

Workhorse is a technology company focused on providing electric mobility solutions to the transportation sector. As an American original equipment manufacturer, we design and build high performance battery-electric vehicles including trucks and aircraft. We also develop cloud-based, real-time telematics performance monitoring systems that are fully integrated with our vehicles and enable fleet operators to optimize energy and route efficiency. All Workhorse vehicles are designed to make the movement of people and goods more efficient and less harmful to the environment. For additional information visit www.workhorse.com.

Forward-Looking Statements

This press release includes forward-looking statements.  These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “should,” “seeks,” “future,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein.  Factors that could cause actual results to differ materially include, but are not limited to: our limited operations and need to expand in the near future to fulfill product orders; risks associated with obtaining orders and executing upon such orders; the ability to protect our intellectual property; the potential lack of market acceptance of our products; potential competition; our inability to retain key members of our management team; our inability to raise additional capital to fund our operations and business plan; our inability to maintain our listing of our securities on the Nasdaq Capital Market; our ability to continue as a going concern; our liquidity and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission (“SEC”), including our annual report on Form 10-K filed with the SEC. Workhorse expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact:

Matt Glover and Tom Colton
Liolios
949-574-3860
WKHS@liolios.com

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